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                                                                EXHIBIT 10.56

          Confidential Materials Omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                          PROMETHEUS LABORATORIES INC.
                            5739 PACIFIC CENTER BLVD.
                            SAN DIEGO, CA 92121-4203

May 15, 2003

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511
Attention Kevin L Rakin, President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to that certain Sublicense Agreement between DNA Sciences, Inc. ("DNA SCIENCES") and Prometheus Laboratories Inc. ("PROMETHEUS") dated as of August 16, 2001 (the "AGREEMENT"). Genaissance Pharmaceuticals, Inc. ("GENAISSANCE") has succeeded to the rights and obligations of DNA Sciences with respect to the Agreement as a result of the assignment of the rights and obligations of DNA Sciences to Genaissance pursuant to the Chapter 11 Bankruptcy Case of DNA Sciences now pending in the United States Bankruptcy Court, Northern District of California, Oakland Division (Case No. 03-41843 N11) (the "BANKRUPTCY CASE"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement except to the extent inconsistent with this Amendment.

This binding letter agreement (the "AMENDMENT") will confirm our understanding regarding the amendment of the Agreement. Genaissance and Prometheus hereby agree as follows:

1. For purposes of the Agreement, as amended by this Amendment, the term "MASTER LICENSE" shall mean that certain License and Option Agreement between St. Jude Children's Research Hospital, a Tennessee corporation, as licensor, and PPGx, Inc., as licensee, made as of February 29, 2000. DNA Sciences succeeded to the rights and obligations of PPGx, Inc. under the Master License by assignment from PPGx, Inc. Genaissance has succeeded to the rights and obligations of DNA Sciences with respect to the Master License as a result of the assignment of the rights and obligations of DNA Sciences to Genaissance pursuant to the Bankruptcy Case.

2. Effective as of the date first set forth at the top of this page (the "AMENDMENT DATE"), except as otherwise provided below, the Agreement is amended to grant and license to Prometheus on an exclusive basis each and every right of Genaissance under the Master License with respect to the Patent Rights, the Patent Materials and the Related Technologies, as those terms are defined in the Master License, as fully and completely as if the related terms and conditions of the Master License were set forth in full in the Agreement. The exclusive nature of this license means that, except as set forth in this Amendment or as required by the Master License, neither Genaissance nor any other person other than Prometheus and its sublicensees and assignees may exercise such rights. If requested by Prometheus after the Amendment Date, Genaissance and Prometheus shall enter into a revised and restated Agreement that will set forth the terms of the Agreement as amended by this Amendment.

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3. Prometheus acknowledges that DNA Sciences, predecessor to Genaissance with respect to the Agreement, granted to SLI a co-exclusive (with DNA Sciences and Prometheus), royalty-bearing sublicense, without the right to sublicense, under Genaissance's interest in the Licensed Technology to develop, make, have made, use, sell, offer for sale and import Home Brew Assays in the Field in the Territory (the "SLI AGREEMENT"). Prometheus acknowledges the SLI Agreement and the rights of Genaissance to collect royalties under the SLI Agreement. Genaissance shall not amend or modify the SLI Agreement in any way without the prior written consent of Prometheus. Nothing contained in the SLI Agreement shall be deemed to affect, as to Genaissance, the exclusivity of the grant of rights to Prometheus set forth in Section 2 above.

4. Genaissance shall retain the right to collect royalties from Prometheus pursuant to Section 4 of the Agreement. The above notwithstanding, effective as of the Amendment Date, the Base Royalty shall be increased from [**] percent ([**]%) to [**] percent ([**]%), and the Incremental Royalty shall be reduced from [**] percent ([**]%) to [**] percent ([**]%). Except for the foregoing change in the Incremental Royalty, Section 3, Section 4.3 and Exhibit A shall remain in full force and effect. Genaissance acknowledges that Prometheus has previously paid to DNA Sciences the sum of $[**] as Incremental Royalties under the Agreement. Subject to the obligations of Prometheus under the Settlement and Compromise Agreement, described below, effective as of the Amendment Date, it shall be the responsibility of Genaissance to maintain the Collaboration Account and to insure that it contains $[**] plus any further Incremental Royalties paid by Prometheus after the Amendment Date. Genaissance shall maintain the Collaboration Account as a book entry on its general ledger (rather than as a bank account), reflecting the obligation of Genaissance to apply the amount of the Collaboration Account pursuant to the Agreement. Pursuant to the Settlement and Compromise Agreement among the parties and the Debtor dated May 9, 2003, on the Amendment Date, Prometheus shall transfer $[**] to Genaissance as a contribution to the Collaboration Account which shall bring the amount in the Collaboration Account to $[**].

5. Genaissance represents and warrants to Prometheus that neither it nor DNA Sciences has granted and covenants that during the Term of the Agreement it will not grant, any sublicense under the Master License other than under the SLI Agreement.

6. In consideration of Genaissance's agreement to enter into this Amendment, Prometheus shall pay to Genaissance the sum of Six Hundred Seventy-five Thousand Dollars (US$ 675,000.00) on the Amendment Date, which amount shall be in addition to any payments specified in Article 4 of the Agreement, as amended by the Amendment.

7. Each party represents and warrants to the other party that (a) it has full corporate power and authority to enter into this Amendment and carry out the provisions hereof, (b) this Amendment is a legal and binding obligation upon it, enforceable in accordance with its terms, except as may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (c) the person executing this Amendment on its behalf is duly authorized to do so by all requisite corporate action.

8. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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If the foregoing is acceptable to you, please sign and date this Amendment in the space provided below and return it to me.

                                   Sincerely,

                                   PROMETHEUS LABORATORIES INC.

                                   By:   /s/ MICHAEL J. WALSH
                                   -----------------------------------
                                   Name:  Michael J. Walsh
                                   Title:   Chairman of the Board

AGREED TO AND ACCEPTED THIS 15TH DAY OF MAY, 2003:

GENAISSANCE PHARMACEUTICALS, INC.

By: /s/ KEVIN L. RAKIN
-----------------------------------
Name: Kevin L. Rakin
Title: President and Chief Executive Officer

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